Exhibit 5.1
November 9, 2007
RealNetworks, Inc.
2601 Elliott Avenue, Suite 1000
Seattle, Washington 98121

Re:	Registration Statement on Form S-8: RealNetworks, Inc. 2005 Stock Incentive Plan, as Amended and Restated RealNetworks, Inc. 2007 Employee Stock Purchase Plan
Ladies and Gentlemen:
     We have examined the Registration Statement on Form S-8 to be filed by you with the Securities and Exchange Commission on or about November 9, 2007 (the “Registration Statement”) in connection with the registration pursuant to the Securities Act of 1933, as amended, of 13,540,717 shares of your common stock (the “Shares”) reserved for issuance pursuant to the RealNetworks, Inc. 2005 Stock Incentive Plan, as Amended and Restated (the “2005 Plan”) and the RealNetworks, Inc. 2007 Employee Stock Purchase Plan (the “2007 Plan” and together with the 2005 Plan, the “Plans”). As your legal counsel, we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the sale and issuance of such Shares under the Plans.
     It is our opinion that the Shares, as or when issued in the manner described in the Registration Statement and in the manner referred to in the Plans and pursuant to the agreements which accompany the Plans, are or will be legally issued, fully paid and nonassessable.
     We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement, including any prospectus constituting a part thereof, and any amendments thereto.

Very truly yours, /s/ WILSON SONSINI GOODRICH & ROSATI WILSON SONSINI GOODRICH & ROSATI Professional Corporation